Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick Enters Agreement to Acquire Kamis, a Brand Leader of Spices,

Seasonings and Mustards in Poland

SPARKS, MD., June 28 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has signed an agreement to purchase 100% of the shares of Kamis S.A. Kamis is a privately held company based in Poland with distribution into Russia and other parts of Central and Eastern Europe. The completion of the agreement is expected to occur by September 2011 subject to regulatory approval.

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Kamis is a brand leader in spices, seasonings, mustards and other flavor products in Poland. Annual sales of the business are approximately 300 million Polish zloty (approximately $105 million in U.S. dollars).

•	McCormick has agreed to acquire the company for approximately 830 million Polish zloty (approximately $291 million in U.S. dollars).

•	The addition of the Kamis business extends McCormick’s strong presence in Western Europe into Poland and other markets in Central and Eastern Europe.

Alan Wilson, Chairman, President & CEO of McCormick stated, “This acquisition is an excellent opportunity for McCormick to expand its portfolio of leading brands in Europe. Kamis is a brand leader in Poland where seasonings, mustard and other flavor products are in high demand. More than a third of consumers in Poland purchase seasonings at least every two weeks. Across its entire portfolio, Kamis is growing sales at a mid-single digit rate. The management and employees of Kamis have built a strong business and we look forward to working with them to develop and launch new products in other categories, accelerate penetration of other Central and Eastern European markets and expand in the food service channel.”

Malcolm Swift, President McCormick Europe, Middle East and Africa added, “This acquisition complements McCormick’s strong brands in the U.K., France and other parts of Western Europe, as well as its recently announced joint venture in Turkey. The agreement to acquire Kamis is in line with McCormick’s growth strategy in Europe, Middle East and Africa. In addition, there is a strong fit between McCormick, a recognized flavor leader in the region, and Kamis which has a solid reputation for high quality products and professionalism in Central and Eastern Europe.”

Kamis is a leading consumer brand in Poland with approximately a 45% share of the spice and seasoning category and 30% share of the mustard category. Founded in

1991, the business has expanded beyond Poland with distribution subsidiaries in Russia, Romania and Ukraine, and exports into a number of other Central and Eastern Europe countries. In addition, Kamis has expanded its business beyond spices, seasonings and mustards into a number of other flavor products including vinegars, sauces and marinades. By marketing under several brands and as a supplier of private label, Kamis offers consumers everything from premium items to value-priced products. Customers include traditional grocery, supermarkets, hypermarkets and discount retailers, with a smaller portion of sales to restaurants, other food service operators and packaged food manufacturers. Across its entire portfolio of products and customers, sales are growing at a mid-single digit rate. The business has approximately 1,250 employees and a manufacturing facility located near Warsaw.

The purchase price for Kamis is approximately 830 million Polish zloty ($291 million in U.S. dollars) subject to certain closing adjustments. The transaction multiple is expected to be 12 to 13 times EBITDA (earnings before interest, tax, depreciation and amortization). Also, part of Kamis’ assets and business operations are related to tea production and distribution, which will be carved-out to the selling shareholders prior to closing the transaction. Transaction finalization is subject to regulatory approvals, including antimonopoly clearance in Poland, Russia and Ukraine. Upon closing, the Company will finance this purchase through cash and debt. The Company expects to record an estimated $5 million of costs related to this acquisition in 2011, which are expected to lower earnings per share by approximately $0.03 in fiscal year 2011. In fiscal year 2012, profit from Kamis is projected to add approximately $0.06 to McCormick’s earnings per share.

Mr. Wilson further stated, “An important part of McCormick’s growth strategy is to expand our presence in emerging markets where consumers have an increasing demand for branded packaged foods and an increased interest in new flavors. We have had excellent progress with this growth strategy and today have a strong presence in China, Mexico, South Africa and Turkey, as well as a foothold in several smaller markets. Our portion of sales from emerging markets has grown from 6% in 2006 to 9% in 2010. With the addition of Kohinoor in India and Kamis in Poland we expect our percentage of sales from emerging markets to exceed 12% in 2012.”

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasonings, specialty foods and flavorings to the entire food industry – retail outlets, food manufacturers and food service businesses.

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For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

6/2011

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